Exhibit 99.1
News Release

Contact:	Mark Pape
Chief Financial Officer
Affirmative Insurance Holdings, Inc.
(972) 728-6481
AFFIRMATIVE INSURANCE ANNOUNCES 2006 FIRST QUARTER RESULTS AND SHARE REPURCHASE PROGRAM
ADDISON, Texas (May 10, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter ended March 31, 2006.
Key Financial Results for the Quarter Ended March 31, 2006

	Three months ended March 31,
	2006	2005	% Change
		Restated
	(dollars in millions, except per share data)
Gross premiums written	$88.7	$105.1	-15.6%
Net premiums written	$87.1	$104.1	-16.4%
Net premiums earned	$73.0	$67.9	7.5%
Total revenues	$92.2	$90.2	2.3%
Net income	$6.2	$7.8	-19.8%
Net income per common share — diluted	$0.40	$0.45	-11.1%
First Quarter Financial Results
In the first quarter of 2006, we had net income of $6.2 million or $0.40 per diluted share, as compared to the net income of $7.8 million or $0.45 income per diluted share for the same period in 2005. Weighted average diluted shares outstanding for the first quarter were 15.5 million compared to 17.1 million for the year-ago period, largely as a result of our acquisition of 2.0 million shares of treasury stock in June 2005.
Net premiums earned for the three months ended March 31, 2006 were $73.0 million, an increase of $5.1 million or 7.5% compared to net premiums earned of $67.9 million for the three months ended March 31, 2005. The increase was primarily due to our increased retention of gross premiums written in previous periods. We increased the surplus in our insurance companies with proceeds from our IPO in July 2004 and our issuance of trust preferred securities in December 2004 to enable us to increase our gross premiums written. In the first quarter of 2006, our gross premiums written were down 15.6% as compared to the first quarter of 2005
Net premiums written decreased 16.4% to $87.1 million due to the decline in our gross premiums written.
For the quarter ended March 31, 2006, our loss and loss adjustment expense ratio was 65.2% as compared to 65.6% in the first quarter of the prior year. This improvement reflects decreases in our overall loss and loss adjustment expense ratios for both our owned and non-owned programs due to favorable claims development in the current period relative to the loss ratios estimated in previous periods.
For the quarter ended March 31, 2006, our expense ratio was 22.1% as compared to 17.6% in the prior year. This increase in our expense ratio reflects the effect of the widely used industry calculation method that offsets our operating expenses (selling, general and administrative expenses and depreciation and amortization) with our other revenues (commission income and fees) in the dividend, with the divisor consisting of only net premiums earned. The revenue from commission income and fees included in our consolidated financial statements decreased to $17.5 million in the first quarter of 2006 from $21.0 million in the comparable period in 2005 as a result of the elimination entries related to our increased retention of business produced.
Our combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the first quarter of 2006 was 87.4% as compared to 83.2% for the comparable quarter in 2005.
Share Repurchase Program
On May 9, 2006, the board of directors approved a share repurchase program for up to $15 million of our common stock over the next 12 months. From time to time, repurchases may be made on the open market or through privately negotiated transactions at the discretion of management based on management’s assessment of market conditions and other relevant factors. We expect to fund the purchases initially through internally available funds.
“This repurchase program clearly expresses the Board’s confidence in the long term value of our Company,” said Kevin Callahan, chairman and interim chief executive officer, “Furthermore, it provides another means for the Company to effectively deploy its capital to enhance shareholder value.”
Restatement
We have restated our previously issued financial statements to correct consolidating elimination entries made in prior periods that were not in conformity with generally accepted accounting principles, and to correct the allocation of commission income and fees among the first three quarters of 2005. The erroneous elimination entries had no effect on reported net income, earnings per share, cash, invested assets or stockholders’ equity, but did have the effect of materially understating gross revenues and expenses and misstating certain assets and liabilities. The restatement of misallocation of commission income and fees among the first three quarters of 2005 reduced commission and fee income for the first quarter of 2005 by $345,000 ($223,000 after incomes taxes) that is now included in the third quarter of 2005. The previously issued unaudited interim consolidated financial statements for the quarter ended March 31, 2005 have been restated. All financial information in this announcement gives effect to the restatement.

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended March 31,
	2006	2005	% Change
		Restated
Revenues
Net premiums earned	$73,038	$67,936	7.5%
Commission income and fees	17,499	20,995	-16.7%
Net investment income	2,060	1,257	63.9%
Realized gains (losses)	(367)	3	NM

Total revenues	92,230	90,191	2.3%

Expenses
Losses and loss adjustment expenses	47,652	44,567	6.9%
Selling, general and administrative expenses	32,601	31,926	2.1%
Depreciation and amortization	1,060	1,029	3.0%
Interest expense	1,085	579	87.4%

Total expenses	82,398	78,101	5.5%

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	9,832	12,090	-18.7%
Income tax expense	3,520	4,284	-17.8%
Minority interest, net of income taxes	81	33	145.5%

Net income (loss)	$6,231	$7,773	-19.8%

Net income (loss) per common share — Basic	$0.40	$0.46	-13.0%

Net income (loss) per common share — Diluted	$0.40	$0.45	-11.1%

Weighted average shares outstanding — Basic	15,432,557	16,845,934	-8.4%
Weighted average shares outstanding — Diluted	15,463,132	17,119,853	-9.7%

Operational Information
Gross premiums written	$88,749	$105,102	-15.6%
Net premiums written	$87,058	$104,110	-16.4%
Percentage retained	98.1%	99.1%
Loss Ratio	65.2%	65.6%
Expense Ratio	22.1%	17.6%

Combined Ratio	87.4%	83.2%

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	March 31,	December 31,
Assets	2006	2005
Fixed maturities — available for sale	$229,418	$210,273
Short-term investments	—	477

Total invested assets	229,418	210,750
Cash and cash equivalents	26,570	48,037
Fiduciary and restricted cash	35,227	29,689
Premiums and fees receivable	98,401	81,680
Commissions receivable	4,945	2,144
Receivable from reinsurers	24,345	28,137
Deferred acquisition costs	28,069	24,453
Deferred tax asset, net	15,264	14,866
Goodwill and other intangible assets, net	83,805	80,616
Other assets	20,365	23,753

Total assets	$566,409	$544,125

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	127,911	126,940
Unearned premium	111,441	97,344
Amounts due reinsurers	12,262	8,715
Deferred revenue	28,152	27,101
Notes payable	56,702	56,702
Other liabilities	24,107	27,361

Total liabilities	360,575	344,163

Stockholders’ equity
Common stock	175	175
Additional paid-in capital	159,067	158,904
Treasury stock, at cost	(28,746)	(28,746)
Accumulated other comprehensive income (loss)	(742)	(529)
Retained earnings	76,080	70,158

Total stockholders’ equity	205,834	199,962

Total liabilities and stockholders’ equity	$566,409	$544,125

Notes payable as % of capitalization	21.6%	22.1%
Actual shares outstanding	15,432,557	15,432,557
Book value per share	$13.34	$12.96
Tangible book value per share	$7.91	$7.73

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of our business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of our business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc. is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. We currently offer products and services in 12 states, including Texas, Illinois, California and Florida.
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